UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2019

AMC ENTERTAINMENT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33892	26-0303916
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One AMC Way
11500 Ash Street, Leawood, KS 66211

(Address of principal executive offices) (Zip code)

(913) 213-2000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐      Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 22, 2019 (the “Amendment Closing Date”), AMC Entertainment Holdings, Inc. (the “Company”) entered into that certain Sixth Amendment to Credit Agreement (the “Sixth Amendment”) amending that certain Credit Agreement dated as of April 30, 2013 (as amended by that certain First Amendment to Credit Agreement, dated as of  December 11, 2015, that certain Second Amendment to Credit Agreement dated as of November 8, 2016, that certain Third Amendment to Credit Agreement dated as of May 9, 2017, that certain Fourth Amendment to Credit Agreement dated as of June 13, 2017, that certain Fifth Amendment to Credit Agreement dated as of August 14, 2018 and that certain Sixth Amendment to Credit Agreement dated as of April 22, 2019, the “Credit Agreement”), by and among the Company, each lender party thereto and Citicorp North America, Inc. (“Citi”), as administrative agent. Certain of the lenders, agents, issuing banks and/or their affiliates have provided the Company and its affiliates with financial advisory, commercial banking and investment banking services.

After giving effect to the Sixth Amendment, the Credit Agreement provides for senior secured financing of $2,225.0 million in the aggregate, consisting of (1) $2,000.0 million in aggregate principal amount of senior secured tranche B term loans maturing in seven years from the Amendment Closing Date (the “Term Loan Facility”) and (2) a $225.0 million senior secured revolving credit facility (which includes borrowing capacity available for letters of credit) maturing in five years from the Amendment Closing Date (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Credit Facilities”). The loans under the Term Loan Facility were used to repay all of the Company’s existing term loans in an aggregate principal amount of approximately $1,338.5 million and to fund the redemptions of the 2022 Notes (as defined below) and the 2023 Notes (as defined below), as described under Item 1.02 of this report and pay related fees and expenses.

All obligations under the Credit Agreement are guaranteed by, subject to certain exceptions, each of the Company’s current and future wholly-owned material domestic restricted subsidiaries. All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by substantially all of the assets of the Company and each guarantor, subject to customary exceptions, including:

•                  a pledge of 100% of the equity interests directly held by the Company and each guarantor in any wholly-owned material subsidiary of the Company or any guarantor (which pledge, in the case of any non-U.S. subsidiary of a U.S. subsidiary, will not include more than 65% of the voting stock of such non-U.S. subsidiary), subject to certain exceptions; and

•                  a security interest in substantially all other tangible and intangible assets of the Company and each guarantor, subject to certain exceptions.

The Credit Facilities will require the Company to prepay outstanding term loans, subject to certain exceptions, with:

•                  50% (which percentage will be reduced to 0% if the Company attains a certain secured net leverage ratio) of the Company’s annual excess cash flow;

•                  100% of the net cash proceeds of certain non-ordinary course asset sales by the Company and its restricted subsidiaries (including casualty and condemnation events, subject to de minimis thresholds), and subject to the right to reinvest 100% of such proceeds, subject to certain qualifications; and

•                  100% of the net proceeds of any issuance or incurrence of debt by the Company or any of its restricted subsidiaries, other than certain debt permitted under the Credit Agreement.

The foregoing mandatory prepayments will be used to reduce the installments of principal on the Term Loan Facility. The Company may voluntarily repay outstanding loans under the Credit Facilities at any time without premium or penalty, except (1) for customary “breakage” costs with respect to LIBOR loans under the Credit Facilities and (2) during the six months following the Amendment Closing Date, with respect to certain voluntary prepayments or refinancings of the Term Loan Facility that reduce the effective yield of the Term Loan Facility, which will be subject to a 1.00% prepayment premium.

Borrowings under the Term Loan Facility will bear interest at a rate per annum equal to, at the Company’s option, either (1) an applicable margin plus a base rate determined by reference to the highest of (a) 0.50% per annum plus the Federal Funds Effective Rate, (b) the prime rate of Citi and (c) the LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% or (2) an applicable margin plus a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs. Borrowings under the Revolving Credit Facility will bear interest at a rate per annum equal to an applicable margin based upon a leverage-based pricing grid, plus, at the Company’s option, either (1) a base rate determined by reference to the highest of (a) 0.50% per annum plus the Federal Funds Effective Rate, (b) the prime rate of Citi and (c) the LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% or (2) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs. As of the date hereof, the applicable margins for the LIBOR rate borrowings under the Term Loan Facility and the Revolving Credit Facility are 3.00% and 2.25%, respectively.

The Credit Agreement contains other customary terms, including (1) representations, warranties and affirmative covenants, (2) negative covenants, including limitations on indebtedness, liens, mergers and acquisitions, asset sales, investments, distributions, prepayments of subordinated debt and transactions with affiliates, in each case subject to baskets, thresholds and other exceptions, and (3) customary events of default.

The availability of certain baskets and the ability to enter into certain transactions will also be subject to compliance with certain financial ratios. In addition, the Revolving Credit Facility will include a maintenance covenant that will require, in certain circumstances, compliance with a certain secured net leverage ratio.

The foregoing description of the Sixth Amendment and the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the Sixth Amendment, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 1.02                                           Termination of a Material Definitive Agreement

The 2022 Notes

On April 22, 2019 (the “2022 Notes Redemption Date”), the Company redeemed (the “2022 Notes Redemption”) all of the $375 million aggregate outstanding principal amount of the Company’s 5.875% Senior Subordinated Notes due 2022 (the “2022 Notes”) at a redemption price of 101.469% of the principal amount thereof, plus accrued and unpaid interest on the 2022 Notes redeemed to, but not including, the 2022 Notes Redemption Date (the “2022 Notes Redemption Price”). The 2022 Notes Redemption Price was funded through borrowings under the Term Loan Facility.

The 2023 Notes

On April 25, 2019 (the “2023 Notes Redemption Date”), Carmike Cinemas, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Carmike”), redeemed (the “2023 Notes Redemption”) all of the $230 million aggregate outstanding principal amount of Carmike’s 6.00% Senior Secured Notes Due 2023 (the “2023 Notes”) at a redemption price of 104.500% of the principal amount thereof, plus accrued and unpaid interest on the 2023 Notes redeemed to, but not including, the 2023 Notes Redemption Date (the “2023 Notes Redemption Price”). The 2023 Notes Redemption Price was funded through borrowings under the Term Loan Facility.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01                                           Financial Statements and Exhibits

(d) Exhibits

The Company is filing the following exhibits:

Exhibit No.	Description

10.1

Sixth Amendment to Credit Agreement, dated as of April 22, 2019, by and among AMC Entertainment Holdings, Inc., as borrower, the lenders party thereto and Citicorp North America, Inc., as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT HOLDINGS, INC.

Date: April 25, 2019	By:	/s/ Craig R. Ramsey
	Name:	Craig R. Ramsey
	Title:	Executive Vice President and Chief Financial Officer